Exhibit 3.3

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                               MEDGRUP CORPORATION


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is: MEDGRUP CORPORATION

     SECOND: The following amendment to the Articles of Incorporation was adopted on November 30, 2000, as prescribed by the Colorado Business Corporation Act, by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

     Article III shall be amended and restated in its entirety as follows:

     Capital Structure.
     -----------------

     Section 1. Authorized Capital. The total number of shares of all classes which the Corporation shall have authority to issue is 50,000,000, of which 5,000,000 shall be Preferred Stock, $.001 par value per share and 45,000,000 shall be Common Stock, $.001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each class are as follows:

     Section 2. Preferred Stock. The Corporation, by resolution of its Board of Directors, may divide and issue the Preferred Stock in series. Preferred Stock of each series, when issued, shall be designated to distinguish them from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of Preferred Stock into series and to fix and determine the relative rights and preferences of the stock of any such series so established to the full extent permitted by these Amended Articles of Incorporation and the Colorado Business Corporation Act in respect to the following:

          A. The number of shares to constitute such series, and the distinctive designations thereof;

          B. The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

          C. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

          D. The amount payable upon shares in event of involuntary liquidation;

          E. The amount payable upon shares in event of voluntary liquidation;

          F. Sinking fund or other provisions, if any, for the redemption or purchase of shares;

          G. The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

          H. Voting powers, if any; and

          I. Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

Section 3. Common Stock.
           ------------

          A. The rights of holders of Common Stock to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Stock fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Stock.

          B. The holders of the Common Stock shall be entitled to one vote for each Common Share held by them of record at the time for determining the holders thereof entitled to vote.

                                            MEDGRUP CORPORATION



                                            Signature /s/ Terry J. Holmes
                                                     --------------------------
                                                     Terry J. Holmes, President


                                       2